EPAM SYSTEMS, INC.
2025 LONG TERM INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR SECTION 16 EXECUTIVE OFFICERS
1. Grant of RSUs. EPAM Systems, Inc., a Delaware corporation (the “Company”), hereby grants to Viktar Dvorkin (the “Participant”), on March 31, 2026 (the “Grant Date”), 21,695 restricted share units (the “RSUs”), subject to the terms, definitions and provisions of the EPAM Systems, Inc. 2025 Long Term Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference, and the terms and conditions of this Agreement, including the Addendum. Each RSU shall represent the right to receive one Share, or the right to receive a cash payment equal to the fair market value of one Share, upon the vesting of such RSU in accordance with this Agreement. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.
2. Vesting Schedule and Distribution. Subject to Section 5, one-third of the RSUs shall vest and become non-forfeitable on the anniversary of the Grant Date in each of 2027, 2028, and 2029. Subject to the provisions of this Agreement (including, for the avoidance of any doubt, Section 12(m)), upon the vesting of any of the RSUs, including pursuant to Section 5, the Company shall distribute to the Participant, as soon as practicable after the date of such vesting date or event, one Share for each such RSU, subject to any delay required to (x) complete any required regulatory filings, including, without limitation, any filings that may be required pursuant to the Hart Scott Rodino Act in connection with the vesting and settlement of the RSUs and/or (y) satisfy any required waiting period under the Hart Scott Rodino Act; provided that the RSUs shall be settled in any event within 60 days following the vesting date or event. Notwithstanding the foregoing, the Company may, in its sole discretion, settle a vested RSU in cash equal to the fair market value of one Share for each such RSU and make such cash payment to the Participant on the next administratively practicable payroll pay date after the date of such vesting date or event. The cash payment will be made to the Participant through the Participant’s local country payroll in accordance with the normal payroll practices of the Participant’s employer (the “Employer”).
3.     Voting Rights. The Participant shall have no voting rights with respect to the RSUs unless and until the Participant becomes the record owner of the Shares underlying the RSUs.
4.    Dividend Equivalents. The Participant shall not be eligible to receive dividend equivalents with respect to the RSUs unless and until the Participant becomes the record owner of the Shares underlying the RSUs.
5. Termination of Service. Following the Participant’s Termination of Service, the RSUs shall vest and settle or be forfeited as set forth in this Section 5.
(a)    Death or Disability.  In the event of the Participant’s Termination of Service due to the Participant’s death or Disability before the Participant has completed at least two (2) years of service with the Company or any Affiliate, a number of whole

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RSUs equal to 50% of the number of the Participant’s RSUs that are unvested as of the date of such Termination of Service (if any) shall become immediately vested (with any fractional RSUs that would otherwise vest as a result of such vesting acceleration event rounded up to the nearest whole Share), and the remaining RSUs that are unvested RSUs as of such time shall be forfeited without any payment to the Participant. In the event of the Participant’s Termination of Service due to the Participant’s death or Disability on or after the date on which the Participant has completed at least two (2) years of service with the Company or any Affiliate, 100% of any RSUs that are unvested as of such time shall become immediately vested.
(b)    Retirement. In the event of the Participant’s Termination of Service due to Retirement (as defined below) after the first anniversary of the Grant Date, subject to the Participant’s (x) execution and non-revocation of a general release of claims against the Company and its Affiliates and their successors and (y) continued compliance with any restrictive covenants applicable to the Participant, 100% of any RSUs that are unvested as of such time shall become immediately vested.
“Retirement” means the Participant’s Termination of Service, other than for Cause, after all the following criteria are met:
(i)    the Participant has attained at least age 60 and has completed at least five (5) years of service with the Company or an Affiliate; and
(ii)    the sum of the Participant’s age and years of service with the Company or any Affiliate as of the date of the Termination of Service equals or exceeds seventy (70).
For the avoidance of doubt, in the event of the Participant’s Termination of Service due to Retirement on or before the first anniversary of the Grant Date, any RSUs that are unvested shall be forfeited as of the date of such Termination of Service without any payment to the Participant.
(c)    Change of Control. Upon a Change of Control, (i) to the extent that the RSUs are assumed, replaced, substituted or continued by the Company, the acquiring company, an affiliate thereof, or any successor of any such entity on no less favorable terms and conditions as were in place before the Change of Control (a “Qualifying Assumption”), then, in the event of the Participant’s Termination of Service by the Company (or its successor or any of their Affiliates) without Cause or by the Participant for Good Reason within three months prior to or within 12 months following the Change of Control, any unvested portion of the RSUs shall become immediately vested at the time of such Termination of Service, subject to the Participant’s execution and non-revocation of a general release of claims against the Company and its Affiliates and their successors and (ii) to the extent there is not a Qualifying Assumption of the RSUs, any unvested portion of the RSUs shall become immediately vested at the time of such Change of Control.
For purposes of this Section 5(c), “Good Reason” means “Good Reason” as defined in the Participant’s Employment Agreement, if any, or if not so defined, the occurrence of any of the following events, in each case without the Participant’s consent:

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(i)a reduction in the Participant’s base compensation and cash incentive opportunity, other than any such reduction that applies generally to similarly situated employees or executives of the Company;
(ii)relocation of the geographic location of the Participant’s principal place of employment or service by more than 50 miles from the Participant’s principal place of employment or service; or
(iii)a material reduction in the Participant’s title, duties, responsibilities or authority;
provided that, in each case, (A) the Participant shall provide the Company with written notice specifying the circumstances alleged to constitute Good Reason within 90 days following the first occurrence of such circumstances, (B) if possible, the Company shall have 30 days following receipt of such notice to cure such circumstances, and (C) if the Company has not cured such circumstances within such 30-day period, the Participant shall terminate his or her employment or service not later than 60 days after the end of such 30-day period.
(d)    For Any Other Reason. In the event of the Participant’s Termination of Service at any time under circumstances not described in Sections 5(a), 5(b) or 5(c) herein, any unvested RSUs shall be forfeited as of the date of such Termination of Service without any payment to the Participant.
6. Non-Transferability Until Distribution. The RSUs shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant. Upon the distribution of Shares underlying RSUs in accordance with Section 2, such Shares shall be fully assignable, saleable and transferable by the Participant. Any assignment, sale, transfer or other alienation with respect to the Shares issuable upon the vesting of the RSUs shall be in accordance with applicable securities laws.
7. Responsibility for Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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(b)In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, by the Participant’s acceptance of the RSUs, the Participant authorizes the Company or its agent to satisfy any applicable withholding obligations or rights with regards to all Tax-Related Items by withholding in Shares to be issued upon settlement of the RSUs, or, if settled in cash, by withholding a portion of the cash payment amount otherwise payable upon settlement of the RSUs; provided that any U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items that become payable in a year prior to the year in which Shares are issued upon settlement of the RSUs may be withheld at the Company’s election at any earlier time when such tax amounts are due. In the event withholding in Shares is prohibited by a legal, contractual or regulatory restriction, is problematic under applicable tax or securities law or will result in materially adverse accounting consequences, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by:
(i)requiring the Participant to pay to the Company or the Employer any amount of the Tax-Related Items; and/or
(ii)withholding any amount of the Tax-Related Items from the Participant’s wages or other compensation paid to the Participant;
(iii)withholding from proceeds of the sale of Shares acquired upon settlement of the RSU either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); or
(iv)any other method of withholding determined by the Company and, to the extent required by applicable laws or the Plan, approved by the Committee.
(c)The Company or the Employer may withhold or account for Tax-Related Items by considering applicable withholding rates, including minimum or maximum applicable rates, in the jurisdictions relevant to the Participant. In the event that any excess amounts are withheld to satisfy the obligation for Tax-Related Items, the Participant may be entitled to receive a refund of any over-withheld amount (with no entitlement to the Share equivalent), or if not refunded by the Company or the Employer, the Participant must seek a refund from the local tax authorities to the extent the Participant wishes to recover the over-withheld amount in the form of a refund. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(d)Finally, the Participant agrees to pay to the Company or the Employer, including through withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means

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previously described. The Company may refuse to issue or deliver the Shares, the cash equivalent or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

8. Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Company;
(d)the RSU grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate of the Company and shall not interfere with the ability of the Company, the Employer or any Affiliate of the Company, as applicable, to terminate the Participant’s employment or service relationship (if any);
(e)the Participant is voluntarily participating in the Plan;
(f)the RSUs, the cash payment or Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the RSUs, the cash payment or Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, leave pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(h) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any) or the application of any clawback or compensation recovery policy as described in Section 12(j) of this Agreement;

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(j)unless otherwise agreed with the Company, the RSUs and any cash payment or Shares acquired under the Plan and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate;
(k)unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and
(l)neither the Company, the Employer nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
9. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10. Insider Trading/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions, including the United States, the Participant’s country and the designated broker’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares (e.g., dividend equivalents) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions).  Local insider trading laws may prohibit the cancellation or amendment of orders placed by the Participant before he or she possessed inside information.  Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.

11. Data Privacy. Section 20 of the Plan shall apply with respect to Data Privacy and Data Protection. The Participant can obtain further information by contacting AskDataPrivacy@epam.com.
12. Miscellaneous Provisions.

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(a)Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission to the contact details below. The parties may use e-mail delivery, so long as the message is clearly marked, sent to the e-mail address(es) set forth below, and a delivery receipt and a read receipt are made part of the message. E-mail delivery will be deemed to occur when the sender receives confirmation that such message has been received and read by the recipient:

if to the Company, to:

EPAM Systems, Inc.
41 University Drive
Newtown, Pennsylvania 18940
Attention: General Counsel
Facsimile: 267-759-8989

if to the Participant, to:
the address, facsimile number or e-mail address that the Participant most recently provided to the Company, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto.

(b)Effect of Agreement. The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the terms of the RSUs), and hereby accepts the RSUs and agrees to be bound by its contractual terms as set forth herein and in the Plan. The Participant acknowledges and agrees that the grant of the RSUs constitutes additional consideration to the Participant for the Participant’s continued and future compliance with any restrictive covenants in favor of the Company by which the Participant is otherwise bound. The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the RSUs. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail. The Agreement, including the Plan, constitutes the entire agreement between the Participant and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.
(c)Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to

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any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.
(d)Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
(e)Severability. If any provision of this Agreement shall be declared by any court or arbitrator of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable.
(f)Governing Law; Dispute Resolution. This Agreement is governed by the laws of the state of Delaware without application of the conflict of law provisions thereof. If any dispute arising out of or relating to this Agreement or the Plan, or the breach thereof, cannot be settled through negotiation, the parties agree first to try in good faith to settle such dispute by mediation. If the parties fail to settle such dispute within 30 days after the commencement of such mediation, such dispute shall be settled by arbitration conducted in the Commonwealth of Pennsylvania and judgment on the arbitral award rendered may be entered in any court having jurisdiction thereof. Such dispute shall be resolved by final and binding arbitration before a single arbitrator under the rules of the American Arbitration Association (“AAA”) pertaining to employment matters (“AAA Rules”). The AAA Rules may be found as of the Grant Date at https://www.adr.org/Rules. AAA contact information for other questions about the process can be found as of the Grant Date at https://www.adr.org/Rules. The arbitrator shall be a retired judge or attorney with experience in the general area of the dispute. Interpretation and enforcement of this arbitration provision shall be governed by the substantive provisions of the Federal Arbitration Act (FAA). If for any reason the substantive provisions of the FAA do not apply, interpretation and enforcement of this arbitration provision shall be governed by the law of the Commonwealth of Pennsylvania. The decision of the arbitrator will be in writing and contain findings of fact and conclusions of law. Any arbitral award determination shall be final and binding. IT IS UNDERSTOOD AND AGREED THAT BY AGREEING TO ARBITRATION, THE RIGHT TO A JURY TRIAL, AS WELL AS NORMAL-COURSE APPEAL RIGHTS IN COURT, ARE WAIVED. Such arbitration provided for in this Section 12(f) shall be conducted in such manner, and with rules consistent with, the arbitration provisions set forth in the applicable restrictive covenants agreement or other similar agreement by and between the Company and the Participant shall apply.
(g)Language. By accepting the RSUs, the Participant acknowledges and represents that the Participant is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow the Participant to understand the terms of the Agreement and any other documents related to the Plan. If the Participant has received the Agreement or any other document related to the Plan

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translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.
(h)Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(i)Foreign Asset / Account Reporting Requirements, Exchange Controls and Tax Requirements. The Participant’s country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside his or her country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, the Participant may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. The Participant acknowledges that it is his or her responsibility to be compliant with all such requirements, and that he or she should consult his or her personal legal and tax advisors, as applicable, to ensure his or her compliance.
(j)Clawback. The RSUs and/or the Shares acquired under the Plan shall be subject to clawback, recoupment, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required by any applicable laws (including, without limitation, Section 304 of the U.S. Sarbanes-Oxley Act and Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act) and any clawback policy adopted by the Company (including the EPAM Systems, Inc. Compensation Recoupment Policy).
(k)Addendum. Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.
(l)Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant

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to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(m)Section 409A.
(i)The terms of this award of RSUs are intended to be in compliance with Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may (but is under no obligation to), at any time and without the Participant’s consent, modify the terms of this award as it determines appropriate to comply with the requirements of Section 409A of the Code and the related U.S. Department of Treasury guidance or to mitigate any additional tax, interest and/or penalties that may apply under Section 409A of the Code if compliance is not practicable. The Company makes no representation or covenant to ensure that this award of RSUs is compliant with Section 409A of the Code and will have no liability to the Participant or any other party if this award of RSUs is not compliant or for any action taken by the Committee with respect thereto.
(ii)Notwithstanding anything in this Agreement to the contrary, any RSUs that are an item of non-qualified deferred compensation subject to Section 409A of the Code and become payable under this Agreement as of the date of or at a time that is by reference to the Participant’s Termination of Service shall not be settled unless the Participant experiences a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”); provided that if the Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined according to the methodology established by the Company as in effect on the date of the Participant’s Termination of Service), the RSUs shall instead be settled on the first business day that is after the earlier of (i) the date that is six months following the date of the Separation from Service or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EPAM SYSTEMS, INC.

The Participant’s signature on this line both (1) acknowledges the Participant’s receipt of the Agreement and agreement to its terms, and (2) indicates the Participant’s consent to the processing of Personal Data as described in Section 11.

/s/ Viktar Dvorkin
Participant

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